Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Current Report on Form 8-K/A of C&J Energy Services Ltd. of our report dated February 26, 2014, except with respect to Note 11 as to which the date is July 15, 2015, with respect to the consolidated financial statements of C&J Energy Services, Inc. and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appear in this Form 8-K/A dated July 15, 2015.

/s/ UHY LLP

Farmington Hills, Michigan

July 15, 2015